EXHIBIT 3.3

                                WINSTON & STRAWN
                                 200 Park Avenue
                          New York, New York 10166-4193

                               September 17, 2002

Van Kampen Focus Portfolios,
   Municipal Series 398
c/o The Bank of New York, as Trustee
101 Barclay Street, 17 West
New York, New York 10286

Dear Sirs:

   We have acted as special counsel for the Van Kampen Focus Portfolios, Municipal Series 398 (the "Fund") consisting of Florida Insured Municipals Income Trust, Series 134, New York Insured Municipals Income Trust, Series 156 and Ohio Insured Municipals Income Trust, Series 116 (individually the "Trust" and, in the aggregate, the "Trusts") for the purpose of determining the applicability of certain New York taxes under the circumstances hereinafter described.

   The Fund is created pursuant to a Trust Agreement (the "Indenture"), dated as of today (the "Date of Deposit") among Van Kampen Funds Inc. (the "Depositor"), J.J. Kenny Co., Inc. as Evaluator, Van Kampen Investment Advisory Corp., as Supervisor, and The Bank of New York, as Trustee (the "Trustee"). (All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Indenture.) As described in the prospectus relating to the Fund dated today to be filed as an amendment to a registration statement previously filed with the Securities and Exchange Commission (File No. 333-97505) under the Securities Act of 1933, as amended (respectively the "Prospectus" and the "Registration Statement"), the objectives of the Fund are the generation of income exempt from Federal taxation and as regards the Trusts exempt, to the extent indicated in the Prospectus, from income tax, if any, of the State denominated in the name of each of the Trusts. No opinion is expressed herein with regard to the Federal or State tax aspects (other than New York) of the Bonds, the Fund, the Trusts, and units of the Trusts (the "Units"), or any interest, gains or losses in respect thereof.

   As more fully set forth in the Indenture and in the Prospectus, the activities of the Trustee will include the following:

   On the Date of Deposit, the Depositor will deposit with the Trustee with respect to each of the Trusts, the total principal amount of interest bearing obligations and/or contracts for the purchase thereof together with an irrevocable letter of credit in the amount required for the purchase price and accrued interest, if any, and, as to the Trusts denominated as "Insured," an insurance policy purchased by the Depositor evidencing the insurance guaranteeing the timely payment of principal and interest of the obligations comprising the corpus of the Trusts other than those obligations the timely payment of principal and interest of which are guaranteed by an insurance policy purchased by the issuer thereof or a prior owner, which may include the Depositor prior to the Date of Deposit, as more fully set forth in the Prospectus and the Registration Statement.

   We understand with respect to the obligations described in the preceding paragraph that are deposited into a Trust denominated as "Insured" that all insurance, whether purchased by the Depositor, a prior owner or the issuer, provides, or will provide, that the amount paid by the insurer in respect of any bond may not exceed the amount of principal and interest due on the bond and such payment will in no event relieve the issuer from its continuing obligation to pay such defaulted principal and interest in accordance with the terms of the obligation.

   The Trustee will not participate in the selection of the obligations to be deposited in the Fund, and, upon the receipt thereof, will deliver to the Depositor a registered certificate for the number of Units representing the entire capital of each of the Trusts as more fully set forth in the Prospectus and the Registration Statement. The Units, which are represented by certificates ("Certificates"), will be offered to the public by the Prospectus upon the effectiveness of the Registration Statement.

   The duties of the Trustee, which are ministerial in nature, will consist primarily of crediting the appropriate accounts with interest received by each of the Trusts and with the proceeds from the disposition of obligations held in each of the Trusts and the distribution of such interest and proceeds to the Unit holders of the Trusts. The Trustee will also maintain records of the registered holders of Certificates representing an interest in each of the Trusts and administer the redemption of Units by such Certificate holders and may perform certain administrative functions with respect to an automatic investment option.

   Generally, obligations held in the Fund may be removed therefrom by the Trustee only upon redemption prior to their stated maturity, at the direction of the Depositor in the event of an advance refunding or upon the occurrence of certain other specified events which adversely affect the sound investment character of the Fund, such as default by the issuer in payment of interest or principal on the obligation and no provision for payment is made therefor either pursuant to the portfolio insurance in the case of a Trust denominated as "Insured" or otherwise and the Depositor fails to instruct the Trustee, within thirty (30) days after notification, to hold such obligation.

   Prior to the termination of the Fund, the Trustee is empowered to sell Bonds, from a list furnished by the Supervisor, only for the purpose of redeeming Units tendered to it and of paying expenses for which funds are not available. The Trustee does not have the power to vary the investment of any Unit holder in the Fund, and under no circumstances may the proceeds of sale of any obligations held by the Fund be used to purchase new obligations to be held therein.

   The Trustee is not empowered to, and we assume will not, sell obligations contained in the corpus of the Fund and reinvest the proceeds therefrom. Further, the power to sell such obligations is limited to circumstances in which the creditworthiness or soundness of the obligation is in question or in which cash is needed to pay redeeming Unit holders or to pay expenses, or where the Fund is liquidated pursuant to the termination of the Indenture. Only in circumstances in which the issuer of an obligation attempts to refinance it can the Trustee exchange an obligation for a new security. In substance, the Trustee will merely collect and distribute income and will not reinvest any income or proceeds, and the Trustee has no power to vary the investment of any Unit holder in the Fund.

   Under Subpart E of Part I, Subchapter J of Chapter 1 of the Internal Revenue Code of 1986, as amended (the "Code"), the grantor of a trust will be deemed to be the owner of the trust under certain circumstances, and therefore taxable on his proportionate interest in the income thereof.

   The New York Trust holds only obligations issued by New York State or a political subdivision thereof or by the Government of Puerto Rico or a political subdivision thereof, or by the Government of Guam or by its authority.

   By letter, dated today, Messrs. Chapman and Cutler, counsel for the Depositor, rendered their opinion that each Unit holder of a Trust will be considered as owning a share of each asset of that Trust in the proportion that the number of Units held by such holder bears to the total number of Units outstanding, the Trusts are grantor trusts for federal income tax purposes, and the income of a Trust will be treated as the income of each Unit holder of that Trust in said proportion pursuant to Subpart E of Part I, subchapter J of Chapter 1 of the Code.

   Based on the foregoing and on the opinion of Messrs. Chapman and Cutler, counsel for the Depositor, dated today, upon which we specifically rely, we are of the opinion that under existing laws, rulings and court decisions interpreting the laws of the State and City of New York:

          1. The Trusts will not be subject to New York State franchise tax imposed under New York Tax Law Chapter 60, Article 9-A (the Franchise Tax on Business Corporations).

          2. The Trusts will not be subject to New York City corporation tax imposed under New York City Administrative Code Title 11, Chapter 6 (the General Corporation Tax).

          3. The Trusts will not be subject to unincorporated business tax imposed under New York Administrative Code Title 11, Chapter 5 (the Unincorporated General Business Tax).

          4. The Trusts will not be subject to New York State or New York City personal income tax imposed under New York Tax Law Chapter 60,
               Article 22 and New York City Administrative Code Title 11, Chapter 17.

          5. The income of each of the Trusts will be treated as the income of the Unit holders under the income tax laws of the State and City of New York.

          6. Resident individuals of New York State and City will not be subject to the State or City personal income taxes on interest income on their proportionate shares of interest income earned by a Trust on any obligation of New York State or a political subdivision thereof or of the Government of Puerto Rico or a political subdivision thereof or of the Government of Guam or by its authority, to the extent such income is excludable from Federal gross income under Code Section 103.

          7. Any amounts paid under the insurance policies purchased by the Depositor and deposited with the Trustee, as more fully described above, representing maturing interest on defaulted obligations held by the Trustee will not be subject to New York State or City income taxes if, and to the same extent as, such amounts would have been excludable from New York State or City income taxes if paid by the issuer. Paragraph 6 of this opinion is accordingly applicable to such policy proceeds representing maturing interest.

          8. Any amounts paid under an insurance policy purchased by the issuer of an obligation or a prior owner, as more fully described above, representing maturing interest on such defaulting obligation held by the Trustee will not be subject to New York State or City income taxes if, and to the same extent as, such amounts would have been excludable from New York State or City income taxes if paid by the issuer. Paragraph 6 of this opinion is accordingly applicable to such policy proceeds representing maturing interest.

          9. Resident individuals of New York State and City who hold Units will recognize gain or loss, if any, under the State or City personal income tax law if the Trustee disposes of a Fund asset. The amount of such gain or loss is measured by comparing the Unit holder's aliquot share of the total proceeds from the transaction with his basis for his fractional interest in the asset disposed of. Such basis is ascertained by apportioning the tax basis for his Units among the Trust's assets (as of the date on which his Units were acquired) ratably according to their values as of the valuation date nearest the date on which he purchased such Units. A Unit holder's basis in his Units and of his fractional interest in the Trust's assets must be reduced by the amount of his aliquot share of interest received by the Trust, if any, on bonds delivered after the settlement date to the extent that such interest accrued on the Bonds during the period from the Unit holder's settlement date to the date such Bonds are delivered to that Trust and must be adjusted for amortization of bond premium or accretion of original issue discount, if any, on tax-exempt obligations held by the Trust.

          10. Resident individuals of New York State and City who hold Units will recognize gain or loss, if any, under the State or City personal income tax law if the Unit holder sells or redeems any Units. Such gain or loss is measured by comparing the proceeds of such redemption or sale with the adjusted basis of the Units redeemed or sold. Before adjustment, such basis would normally be cost if the Unit holder had acquired his Units by purchase, plus his aliquot share of advances by the Trustee to the Fund to pay interest on Bonds delivered after the Unit holder's settlement date to the extent that such interest accrued on the Bonds during the period from the settlement date to the date such Bonds are delivered to the Fund, but only to the extent that such advances are to be repaid to the Trustee out of interest received by the Fund with respect to such Bonds.

          11. Income or gains from the property of the Trusts received by Unit holders who are nonresidents of the State of New York will not be treated as New York source income in computing their State of New York personal income tax, unless such Units are property employed in a business, trade, profession or occupation carried on in New York.

   In addition, we are of the opinion that no New York State stock transfer tax will be payable in respect of any transfer of the Certificates by reason of the exemption contained in paragraph (a) of Subdivision 8 of Section 270 of the New York Tax Law.

   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Units and to the use of our name and the reference to our firm in the Registration Statement and in the Prospectus.


                                                               Very truly yours,

                                                                WINSTON & STRAWN

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